
Dyadic International, Inc.
(Delaware)
Dyadic International
(USA), Inc.
(Florida)
100%
Geneva Investment
Holdings Limited (British
Virgin Islands) 100%
Dyadic Nederland BV
(The Netherlands)
100%
Dyadic International Sp. z
o.o.
(Poland)
100%